EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Number: 05-18

XTO ENERGY COMPLETES PRODUCING PROPERTY ACQUISITION

FROM PLAINS EXPLORATION & PRODUCTION

FORT WORTH, TX (May 31, 2005) – XTO Energy Inc. (NYSE-XTO) has closed its previously announced acquisition of producing properties from Plains Exploration & Production Company (NYSE-PXP) of Houston, Texas for approximately $336 million. These properties further expand the Company’s operations in its Eastern Region of East Texas and northern Louisiana with holdings in the Sabine Uplift and Cotton Valley trends. Significant fields include Carthage, Rosewood, White Oak/Glenwood, Beckville, East Henderson and Oak Hill. The original $350 million purchase price was reduced by $32 million of net revenues from the January 1, 2005 effective date offset by $18 million of capital expenditures for a net reduction of $14 million.

XTO Energy’s internal engineers estimate the proved reserves to be 175 billion cubic feet of gas equivalent, of which 75% are proved developed and 95% are attributable to natural gas. Beginning today, the acquired properties will contribute production of about 35 million cubic feet of natural gas per day, which is already reflected in the Company’s guidance.

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com.

Statements made in this news release, including those relating to proved reserves and daily production are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, changes in oil and gas prices, the availability of drilling equipment, the timing and results of drilling activity and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.